Exhibit 99.2

Consent of Evercore Group L.L.C.

December 15, 2025
Astria Therapeutics, Inc.
22 Boston Wharf Road, 10th Floor
Boston, MA 02210

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 13, 2025, to the Board of Directors of Astria Therapeutics, Inc. (“Astria”), as Annex C to, and reference thereto under the captions “Summary-Opinion of Astria’s Financial Advisor “, “The Merger-Background of the Merger”, “The Merger-Astria’s Reasons for the Merger; Recommendation of Astria’s Board of Directors”, “The Merger-Opinion of Astria’s Financial Advisor” and “The Merger-Unaudited Prospective Financial Information” in the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 filed by BioCryst Pharmaceuticals, Inc. (“BioCryst”) with the U.S. Securities and Exchange Commission (the “SEC”) on December 15, 2025 (the “Registration Statement”), and relating to the proposed merger involving Astria and BioCryst. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
EVERCORE GROUP L.L.C.

By: /s/ Maren Winnick

Maren Winnick
Senior Managing Director